UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: December 17, 2009

(date of earliest event reported)

VASCULAR SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 0-27605

Minnesota	41-1859679
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6464 Sycamore Court

Minneapolis, Minnesota 55369

(Address of principal executive offices)

(763) 656-4300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act ( 17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 is incorporated herein by reference.

Item 1.02.  Termination of a Material Definitive Agreement.

On December 17, 2009, Silicon Valley Bank and Vascular Solutions, Inc. (“Company”) mutually terminated the Loan and Security Agreement, dated December 31, 2003, as amended. At the time the Loan and Security Agreement was terminated, it provided a $10,000,000 line of credit which had a 24-month term and bore interest at a rate equal to the greater of prime plus 0.5% or 7.25%. The Loan and Security Agreement would have expired on its terms on December 25, 2009. No material early termination penalties were incurred by the registrant as a result of the termination.

Item 2.03.  Creation of a Direct Financial Obligation.

On December 21, 2009, U.S. Bank National Association, a national banking association (“Bank”) and the Company entered into a Credit Agreement (“Agreement”) whereby the Bank agreed to provide a revolving line of credit and make advances to the Company up to the lesser of $10,000,000 or the Borrowing Base. Borrowing Base is defined in the Agreement as (i) eighty percent (80%) of eligible receivables; plus (ii) the lesser of $5,000,000 or fifty percent (50%) of eligible inventory; plus (iii) the lesser of $2,000,000 or 50% of eligible property and equipment. The annual interest rate paid for any advance under the Agreement will be LIBOR plus 1.60%.

Revolving advances made pursuant to the Agreement are secured by the Company’s property and assets. Pursuant to the terms of the Agreement, the Company is bound by certain affirmative and restrictive covenants, including an obligation to maintain certain maximum cash flow leverage ratio.

The Agreement will remain in effect until December 21, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VASCULAR SOLUTIONS, INC.

Date: December 22, 2009	By:	/s/ James Hennen
James Hennen
	Its:	Chief Financial Officer